Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 25, 2026 between TAE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and Cedric W. Burgher (the "Employee"), effective as of March 2, 2026 (the “Effective Date”).

RECITAL

The Company desires to employ the Employee, and the Employee desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement. This Agreement supersedes any prior agreements, written or oral, between the Company and the Employee prior to the execution and delivery hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.    Employment.

(a)    Subject to the terms and conditions contained herein, the Company hereby agrees to employ the Employee, and the Employee accepts such employment, effective as of the Effective Date until the date that the employment relationship terminates in accordance with Section 5. During the Employee's employment under this Agreement, the Employee shall serve as the Company’s Chief Financial Officer reporting to the Company’s Chief Executive Officer (the “Chief Executive Officer”). The Employee shall render such business and professional services in the performance of his duties, consistent with the Employee’s position within the Company, as will reasonably be assigned to him by the Employee’s supervisor. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    The Employee covenants that he will devote the amount of business time, energy, attention and skill to his services to the Company and its affiliates and to the promotion of their interests necessary to enable him to carry out his duties under this Agreement. So long as the Employee is employed by the Company, the Employee shall not, without the written consent of the Company, directly or indirectly, engage in any activity, occupation or endeavor that is similar to, competitive with, or adverse to the business or welfare of the Company or invest in or become a shareholder of another corporation or other entity that in any manner competes with or provides services to the Company; provided, that (i) the Employee's investment solely as a shareholder in another competitive corporation or other entity shall not be prohibited hereby so long as such investment is not in excess of one percent (1%) of any class of shares that are traded on a national securities exchange; and (ii) Employee may serve on the board of directors of other companies, provided that he obtains the prior approval of the Chief Executive Officer or the Board of Directors of the Company (the "Board").

TAE Technologies, Inc.	P 949-830-2117
19631 Pauling | Foothill Ranch, CA 92610	tae.com

(c)    The parties agree that the Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. The Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in Section 5 of this Agreement, the Employee may be entitled to severance benefits depending on the circumstances of the Employee’s termination of employment with the Company.

(d)    The Employee shall execute the Company’s most current Employee Confidentiality and Invention and Copyright Assignment Agreement (the "Confidentiality Agreement") and agrees to be bound by the terms of the same.

2.    Location of Employment. The Employee's place of employment shall be the Company’s headquarters or a location mutually agreeable to by the Employee and the Company’s Chief Executive Officer. The Employee may from time to time be required to travel to various domestic and foreign locations. As of the date this Agreement is entered into by the parties, the Company’s headquarters at which the Company’s Chief Executive Officer principally provides services to the Company is located at 19631 Pauling, Foothill Ranch, California 92610.

3.    Compensation.

(a)    In exchange for full performance of the Employee's obligations and duties under this Agreement, during the Employment Term the Company shall pay the Employee an annual base salary (the "Base Salary"). From the Effective Date the Base Salary will be equal to $1,000,000 payable in installments in accordance with the Company's standard payroll practices. The Employee’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices. In any month in which the Employee shall be employed for less than the entire number of days in such month, the compensation payable under this Section 3(a) shall be prorated on the basis of the number of days during which the Employee was actually employed divided by the number of days in such month.

(b)    In addition to the Base Salary, the Employee will be eligible to earn an annual bonus (the “Target Bonus”). The Target Bonus will be up to one-hundred percent (100%) of the base salary, subject to Section 3(d). In all cases, the Target Bonus will be based on achievement of performance objectives determined by the Board, an authorized committee of the Board, or the Chief Executive Officer in its sole discretion. The actual bonus for any performance period will only be earned at the time the Board or its duly authorized committee determines, at its sole discretion, the amount of the actual bonus and the Employee must remain employed by the Company through the date of such determination to earn the bonus. Any actual bonus will be paid as soon as practicable after the Board or its duly authorized committee determines that a bonus has been earned, but in no event shall the actual bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned. The Target Bonus for 2026 will be pro-rated for the portion of the calendar year in which the Employee is employed by the Company under this Agreement.

TAE_ Cedric W. Burgher Employment Agrement

(c)    The Base Salary, the Target Bonus, and any amounts resulting from the compensation changes described in Section 3(a) above are gross amounts, and the Company shall withhold from such amounts deductions with respect to Federal, state and local taxes, FICA, unemployment compensation taxes and similar taxes, assessments or withholdings as it reasonably determines to be required by applicable law and withhold other amounts as it reasonably determines it is required to withhold by applicable law.

(d)    In addition to the Base Salary and the Target Bonus, the Employee shall be eligible to receive an equity award of 160,000 restricted stock units (the “Target Award”) . The Board or its duly authorized committee, as applicable, shall determine in its sole discretion whether the Employee shall be granted any such Target Award and the terms of any such Target Award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. The Target Award will vest in accordance with the following schedule: 25% of the equity awards subject to the Target Award will vest one (1) year after the Effective Date, and 1/48th of the restricted stock units subject to the Target Award will vest monthly thereafter on the same day of the month as the Effective Date (and if there is no corresponding day, the last day of the month), so that the Target Award will be fully vested and exercisable four (4) years from the Effective Date, subject to the Employee continuing to provide services as a service provider to the Company through the relevant vesting dates.

(e)    Future Equity Awards. During the Employment Term, the Employee shall be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its duly authorized committee, as applicable, shall determine in its sole discretion whether the Employee shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(f)    During the Employment Term, the Employee shall also be reimbursed by the Company for reasonable business expenses actually incurred or paid by the Employee, consistent with the policies established by the Company for all employees, in rendering to the Company the services provided for in this Agreement, upon presentation of expense statements or such other supporting information as is consistent with the policies of the Company.

TAE_ Cedric W. Burgher Employment Agrement

(g)    The Employee shall be entitled to accrue up to four (4) weeks of vacation per year. Other than with respect to the annual rate of accrual (which will be governed by the preceding sentence), vacation will be subject to the terms and conditions of the Company’s vacation policy, as may be amended from time to time, including (but not limited to) with respect to the timing and duration thereof and the maximum amount of accrued, but unused, vacation that may be carried over from year to year.

(h)    The Employee shall be entitled to participate in all benefit plans (including deferred compensation plans and any medical, dental or life insurance plans) that are made available from time to time to the domestic management employees of the Company generally in accordance with the terms and conditions of such benefit plans. The Employee acknowledges and agrees that the Company may in its discretion terminate at any time or modify from time to time any such benefit plans.

(i)    Other than as expressly set forth in this Section 3 or Sections 4 and 5 below, the Employee shall not receive any other compensation or benefits except to the extent provided by the Board.

4.    Change of Control. Subject to Section 6, if a Change of Control occurs during the Employment Term and equity awards granted by the Company will not be assumed by the successor corporation (or parent thereof) in the Change of Control (such unassumed options, equity awards or portions thereof referred to herein as the “Unassumed Awards”), the Unassumed Awards, to the extent outstanding as of immediately prior to the Change of Control, shall become one hundred percent (100%) vested and, if applicable, exercisable, as of immediately prior to the Change of Control.

5.    Termination.

(a)    The employment of the Employee under this Agreement may be terminated by the Company or the Employee at any time by the other party giving written notice of such to the other and for these purposes the Employee would provide notice to the Chief Executive Officer.

(b)    If the employment of the Employee under this Agreement is terminated by the Company For Cause (as defined below) or by the Employee other than for Good Reason (as defined below), on the date of termination the Company shall (i) pay to the Employee Base Salary earned, but unpaid, vacation pay accrued, but unused, and reasonable business expenses incurred, but unreimbursed, under Section 3 of this Agreement through the date of such termination and (ii) provide to Employee such benefits, if any, as may be required to be provided by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition, if the Employee voluntarily terminates his employment under this Agreement other than for Good Reason, any stock options granted to the Employee shall remain exercisable, but only to the extent such options were outstanding and vested as of the date of his termination. If the Employee is terminated For Cause by the Company, any stock options granted to the Employee shall remain exercisable, but only to the extent such options were outstanding and vested as of the date of his termination, over the period set forth in the applicable stock option agreements or, in the event such agreements are silent, over the period set forth in the applicable Company stock plan.

TAE_ Cedric W. Burgher Employment Agrement

(c)    Subject to Sections 5(e), 6 and 19, if the employment of the Employee under this Agreement is terminated by the Company for any reason other than For Cause, or if Employee terminates his employment for Good Reason (as defined below), in addition to the amounts and benefits set forth in Section 5(b)(i) and (ii) above the Employee shall be entitled to receive: (i) a lump sum payment on the date the Release (as defined below) becomes effective (subject to Section 5(e) below) equal to twelve (12) months of the Base Salary, at the rate in effect on the date of termination, and (ii) if the Employee timely elects continuation coverage pursuant to COBRA within the time period prescribed by COBRA, then the Company will reimburse the Employee for the COBRA premiums for such coverage for Employee and his covered dependents for a period of twelve (12) months following the date of termination or, if earlier, the date the Employee and the Employee’s eligible dependents are no longer eligible for COBRA; provided, however, that if the Company determines in its sole discretion that it cannot provide the foregoing COBRA premiums without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that he would be required to pay to continue his group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage; provided, further, that if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by this clause (ii) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Employee will not receive such payment or any further reimbursements for COBRA premiums; (iii) the unvested, outstanding portions of any stock options or other equity awards granted by the Company to the Employee that would have vested over the twenty four (24) month period following the date of his termination shall immediately become vested and, if applicable, exercisable; provided, however, that if (A) the employment of the Employee under this Agreement is terminated by the Company for any reason other than For Cause or if Employee terminates his employment for Good Reason, (B) such termination is in Connection with a Change of Control and (C) the stock options or other equity awards granted by the Company to the Employee and/or any portion thereof are assumed by the successor corporation (or parent thereof) in the Change of Control (such assumed options, equity awards or portion thereof referred to herein as the “Assumed Awards”), the Assumed Awards, to the extent then outstanding, shall immediately become vested and, if applicable, exercisable, as to 100% of the unvested shares of the Assumed Awards; and (iv) with respect to any stock options or similar equity awards granted by the Company to Employee, notwithstanding anything to the contrary, contained in the Plan, the Employee will have a post-termination exercise period equal to the earlier of any applicable award’s (x) original expiration date, or (y) ten (10) year anniversary of the date of grant.

TAE_ Cedric W. Burgher Employment Agrement

(d)    If the Employee dies or becomes Permanently Disabled (as defined below), his employment shall terminate and the following shall occur: the Employee (or his estate) shall receive the amounts and benefits set forth in Section 5(b)(i), 5(b)(ii) and 5(c), above. For purposes of this Agreement, “Permanently Disabled” means the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Company employees.

(e)    The receipt of any severance pursuant to Section 5(c) will be subject to the Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”), provided that the Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). The Company shall provide a Release within five (5) calendar days of the date of termination. If the Release does not become effective and irrevocable by the Release Deadline, the Employee will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or termination benefits be paid or provided until the Release becomes effective and irrevocable.

(f)    Notwithstanding any provision in this Agreement or the Company’s Transition Benefit Plan to the contrary, the severance benefits provided hereunder shall be in lieu of any other severance benefits that would be payable to the Employee under the Transition Benefit Plan or under any other plan or arrangement with or maintained by the Company (in accordance with the terms and conditions thereof). If severance benefits would be payable to the Employee under the Transition Benefit Plan or any other plan or arrangement with or maintained by the Company in the absence of this Section 5(f), such severance benefits shall be reduced by any severance payable, paid or provided to the Employee under this Agreement. For purposes of clarity, if the Employee is not eligible for severance benefits under this Agreement but is eligible for severance benefits under the Transition Benefit Plan or any other plan or arrangement with or maintained by the Company (in accordance with the terms thereof), the terms and conditions of such plan or arrangement shall govern the severance benefits payable thereunder.

(g)    For purposes of this Agreement, "Good Reason" shall mean (i) a termination of the Employee's employment under this Agreement by Employee within thirty (30) days following the expiration of the Cure Period (as defined below) as a result of the occurrence of one or more of the following, without the Employee’s express prior written consent (A) a material reduction in Employee's Total Annual Cash Compensation Opportunity then in effect; (B) a material reduction in Employee's duties or responsibilities from those described in Section 1(a) of this Agreement; (C) the Company’s material breach of any provision of this Agreement; or (D) the failure of the Company to obtain the assumption of this Agreement by any successor to the extent required pursuant to Section 14(a) of this Agreement; provided, however, that before the Employee may resign for Good Reason, the Employee must provide the Company with written notice of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice; (ii) the completion of the term of this agreement.

TAE_ Cedric W. Burgher Employment Agrement

(h)    For purposes of this Agreement, “For Cause” shall mean a termination of employment under this Agreement by the Company because the Employee has (i) willfully and continuously failed to perform the duties and responsibilities of his position (other than as a result of his illness or injury) that has a material adverse effect on the Company, after there has been delivered to Employee a written demand for performance from the Company that describes the basis for the Company’s belief that the Employee has not substantially performed his duties and provides the Employee with thirty (30) days to take corrective action, (ii) committed a material breach of the terms of this Agreement or any other legal obligation to the Company that is not capable of being cured, or failed to cure a curable material breach within thirty (30) days after written notice to the Employee, (iii) willfully failed to perform any of the Employee's material obligations under the Confidentiality Agreement, (iv) demonstrated gross negligence or willful misconduct in the execution of the Employee's assigned duties, (v) been convicted of or pleaded nolo contendere in a final adjudication after exhaustion of appeals to a felony or other serious crime, (vi) repeatedly and intemperately used alcohol or drugs, or (vii) misappropriated assets of the Company. For purposes of this Agreement no act or failure to act, on the Employee’s part, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon and within the authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(i)    For purposes of this Agreement, a termination of Employee’s employment with the Company is “in Connection with a Change of Control” if his employment under this Agreement is terminated by the Company other than For Cause or by Employee for Good Reason on or within three (3) month prior to, or within twelve (12) months following, a Change of Control, as defined below.

(j)    For purposes of this Agreement, a “Change of Control” shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i)     a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)    the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Corporation other than in a transaction that constitutes a Company Termination (as defined in Section 19 below).

TAE_ Cedric W. Burgher Employment Agrement

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

6.    Section 280G. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and the regulations promulgated thereunder (collectively referred to herein as “Section 280G”), and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s benefits under this Agreement will be either:

(i)    delivered in full, or

(ii)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 6 will occur in the following order: (1) reduction of vesting acceleration of equity awards; (2) reduction of cash payments; and (3) reduction of other benefits paid or provided to the Employee. In the event that acceleration of vesting of equity awards is reduced, the acceleration of vesting will be cancelled in the reverse order of the date of grant of the Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The Employee may not exercise any discretion with respect to the ordering of any reductions of payments or benefits under this Section 6. Except as otherwise provided in this Section 6 and unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by a nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes. The Company and the Employee shall furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6.

TAE_ Cedric W. Burgher Employment Agrement

7.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on the sixtieth (60th) day following the Employee’s separation from service, or, if later, such time as required by Section 7(c).

(c)    Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service (other than due to death), to the extent delayed commencement of any portion of the Deferred Payments to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then the Deferred Payments that are payable within the first six (6) months following the Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(d)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of subsection (a) above.

TAE_ Cedric W. Burgher Employment Agrement

(e)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of subsection (a) above. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) the Employee’s annualized compensation based upon the annual rate of pay paid to the Employee during the Employee’s taxable year preceding the Employee’s taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Employee’s separation from service occurred.

(f)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

8.    Directors’ and Officers’ Indemnification and Insurance; Security.

(a)    The Company shall enter into an indemnification agreement with the Employee on substantially the same terms and conditions as with its other executive officers and directors, if any. The Company shall maintain directors’ and officers’ insurance, covering the Employee, to the extent available on commercially reasonable terms, in an amount of not less than $1,000,000 in coverage.

(b)    If the Company reasonably determines in its sole discretion that private security for the Employee is necessary during his employment with the Company, the Company shall pay for such private security for the Employee

9.    Employee's Representations and Covenants.

(a)    The Employee represents that he has full authority to enter into this Agreement and that he is free to enter into this Agreement and not under any contractual restraint which would prohibit the Employee from satisfactorily performing his duties to the Company under this Agreement.

(b)    The Employee acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. The Employee has either obtained such advice or, after carefully reviewing this Agreement, has decided to forego such advice. The Employee is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

TAE_ Cedric W. Burgher Employment Agrement

10.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or any breach hereof or the Employee's employment by the Company or termination thereof, shall be settled by arbitration by one arbitrator in accordance with the then-current JAMS rules governing the arbitration of employment disputes, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Orange County, California or such other place as may be agreed upon at the time by the parties to the arbitration. The cost of the arbitration will be borne by the Company. This arbitration provision does not prohibit the Employee or the Company from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The Employee and the Company are waiving the right to institute a court action, except for requests for injunction relief pending arbitration, and understand that they are giving up their right to a jury trial. The Arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

11.    Protected Activity Not Prohibited. The Employee understands that nothing in this Agreement shall in any way limit or prohibit the Employee from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.  Notwithstanding any restrictions set forth in this Agreement, the Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is the Employee obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, the Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. The Employee further understands that “Protected Activity” does not include his disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

12.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.

13.    Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of the Employee by the Company and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment; all prior agreements, promises, representations and understandings relative thereto being herein merged.

TAE_ Cedric W. Burgher Employment Agrement

14.    Assignability.

 (a)    Subject to the Change of Control provisions of this Agreement, in the event the Company shall merge or consolidate with any other corporation, partnership or business entity, or all or substantially all of the Company's business or assets shall be transferred in any manner to any other corporation, partnership or business entity, then such successor to the Company shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the "Company" under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die, any amounts payable to him hereunder shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to his estate.

 (b)    This Agreement is personal in nature and the Employee shall not, except as set forth in subsection (a) hereof, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

 (c)    Except as set forth in subsection (a) above, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.

15.    Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the Board to be effective as against the Company. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

16.    Notice. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, overnight air courier (with receipt signature) or facsimile transmission (with "answerback" confirmation of transmission), sent to such parties' addresses or telecopy numbers as are set forth below such parties' signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 16. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable.

17.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

TAE_ Cedric W. Burgher Employment Agrement

18.    Survival. The representations and agreements of the Employee set forth in Sections 9 and 10 of this Agreement shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration of termination, including, but not limited to, in connection with a Company Termination).

19.    Termination Upon Bankruptcy or Similar Event. Notwithstanding anything herein to the contrary, this Agreement (with the exception of Section 18) and the Company’s obligations hereunder (if any) shall terminate by reason of any Company Termination, including, but not limited to, with respect to the Company’s obligations pursuant to Section 5 unless the Employee’s employment is terminated by the Company for any reason other than For Cause or by the Employee for Good Reason on or before the date that is sixty (60) days prior to such Company Termination. For this purpose, “Company Termination” shall mean the occurrence of any of the following events: (A) an assignment by the Company for the benefit of creditors, admittance in writing by the Company of its inability to pay its debts as they become due, filing a voluntary petition for bankruptcy, filing any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or taking any action to dissolve or liquidate the Company by the Company or its respective directors or majority shareholders; (B) commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or following the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or (C) cessation of all of the Company's business activity.

(Signature Page Follows)

TAE_ Cedric W. Burgher Employment Agrement

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

TAE TECHNOLOGIES, INC.

By: /s/ Michl Binderbauer

Name: Michl Binderbauer

Title:   Chief Executive Officer

Address for Notices:

PO Box 7010

Rancho Santa Margarita, California 92688

Email:

EMPLOYEE: Cedric W. Burgher

By: /s/ Cedric W. Burgher

Address for Notices:

Email:

(Employment Agreement – Signature Page)

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TAE_ Cedric W. Burgher Employment Agrement